EXHIBIT 10(b)

SEARS, ROEBUCK AND CO.

3333 BEVERLY ROAD

HOFFMAN ESTATES, IL 60179

Greg A. Lee Senior Vice President Human Resources 847-286-0558 Fax 847-286-3258

June 2, 2003

Mr. Robert J. O’Leary
2664 Pickerington Way
Hudson, OH 44236

Dear Bob,

This letter will confirm our offer of employment to join Sears, Roebuck and Co. as Senior Vice President, Public Relations, Community & Government Affairs — Sears, Roebuck and Co. reporting to Alan Lacy, Chairman and Chief Executive Officer — Sears, Roebuck and Co. Your start date will be determined.

Your compensation package will consist of the following:

•	Annual base salary of $365,000 with periodic increases based upon performance. Your next scheduled salary review will be in early 2004.

•	A one time sign-on bonus of $100,000 net of applicable taxes and payable after 30 days of your start date.

•	Participation in the Sears Annual Incentive Plan. Your annual incentive opportunity at target equals 65% of base salary, or $237,250 on an annualized basis. The annual incentive for each calendar year will be payable by March 15 of the following year, provided that you are actively employed through the end of the final month of the incentive plan year.

•	For the 2003 incentive payable in 2004, we will guarantee you a minimum Annual Incentive award equal to 100% of your 2003 annual bonus target.

•	25,000 non-qualified stock options, granted as soon as practical after your date of hire, that will vest in three equal annual installments from the date of grant. You will be eligible for annual stock option grants starting in 2004 commensurate with your position.

•	20,000 shares of restricted stock that will cliff vest three years from the date of the grant.

•	7,000 performance shares granted as part of the Sears Long-Term Performance Incentive Program (LTPIP). The Sears Board of Directors has approved the terms and provisions of the LTPIP, which is designed to reward senior-level executives for achievement of specified goals.

•	You will participate in all retirement and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

•	Pension will commence at your employment date. A service enhancement to your pension benefit will be provided through the non-qualified pension plan. The service enhancement will be accrued to you as a 2-year for 1-year of service credit for 10 years or your termination of active service, whichever is sooner. At age 65, the estimated value of your Sears pension would equal a lump sum of approximately $1.5 million, while the enhancement would equal an additional lump sum of approximately $1.4 million.

•	You will be asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive two years of pay continuation (i.e., base salary and target annual bonus). If you are terminated following a change-in-control, you will receive the aforementioned severance benefit in an undiscounted lump-sum payment. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any ‘Competitor’ (as defined in the Agreement) for one year following termination of employment.

•	You are eligible to receive 3 weeks paid vacation, which will be pro-rated during your first year of service based on your start date. Added to this, you will qualify for six paid National Holidays each year. Five flexible days off will be granted after one year of service.

This offer is contingent upon passing a pre-employment drug test.

•	You must complete the drug test prior to your start date. You may schedule the drug test at the site nearest you by immediately contacting the Sears Wellness Center at (847) 286-0009. Please reference your business identification number: (0194) when contacting the Wellness Center. Your test results must be received before your start date.

•	You must present documentation on your start date verifying your eligibility to work (passport, driver’s license, social security card, etc.) and to complete the mandatory Form I-9 required by the Immigration Reform and Control Act.

Sincerely, /s/ Greg A. Lee

Accepted /s/ Robert J. O’Leary	Date 6/3/03